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                                                                   Exhibit 10.42

                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT, effective as of April 22, 2002, is made by and between Deltagen, Inc., a Delaware corporation (the "Company"), and Michael
T. Sember, the undersigned individual ("Executive").

                                     RECITAL

          The Company and Executive desire to enter into an Employment Agreement setting forth the terms and conditions of Executive's employment with the Company.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

          1.   Employment.

               (a) Title and Responsibilities. Executive hereby accepts employment with the Company pursuant to the terms and conditions hereof. Executive agrees to serve the Company in the position of President and Chief Operating Officer. Executive will be reporting to the Chief Executive Officer. Within the limitations established by the Bylaws of the Company, the Executive shall have the powers and duties commensurate with such position. In addition, the Board of Directors will appoint you to the Board within six months of your commencement of employment.

               (b) Full-Time Attention. Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such office and to such other services as the Company may reasonably request. Executive may provide the consulting services set forth in his June 26, 2002 agreement with Elan to the extent such consulting services do not detract from or interfere with Executive's efforts, duties and obligations to the Company.

               (c) Other Activities. Except upon the prior written consent of the Company, Executive shall not during the period of employment engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an "Affiliated Company"), provided that Employee may own less than two percent (2%) of the outstanding securities of any such publicly traded competing corporation. Executive represents and warrants that the consulting services he will be providing to Elan will not be competitive with the business activities of the Company, and the Company is relying upon such representation and warranty in agreeing to permit Executive to perform consulting services for Elan.

          2.   Compensation.

               (a) Base Salary. Executive shall receive a Base Salary at an annual rate of Three Hundred Eighty Thousand ($380,000), payable in accordance with Company's customary payroll practices. The Company shall provide Executive with annual performance reviews on or before February 1 of each year, and, thereafter, Executive shall be entitled to such Base Salary as the company may from time to time establish in its sole discretion.

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               (b) Annual Bonus. Executive shall be eligible to receive an annual bonus of up to 60% of base salary as determined by the Board of Directors upon the recommendations of its Compensation Committee and Chief Executive Officer. The amount of bonus will be based upon Executive's achievement of his individual performance objectives and the company's performance compared to profitability objectives and other financial and non-financial objectives and considerations; half of Executive's bonus, 30% of base salary, will be guaranteed.

               (c) Stock Options. Subject to approval of the Company's Board of Directors, Executive will be granted a stock option under the Deltagen 2000 Stock Incentive Plan to purchase 700,000 shares of the Company's common stock (the "Option"). To the maximum extent possible, the Option shall be an Incentive Stock Option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Option will be governed by and granted pursuant to a separate stock option agreement and not this Agreement. In part, the stock option agreement will provide that (i) the exercise price per share of the Option will be equal to the fair market value of the Company's common stock established on the date of grant; and (ii) the Option will be subject to vesting over four (4) years so long as Employee continues to be employed with the Company, according to the following schedule: Twenty-five percent (25%) of such shares shall vest and become exercisable twelve (12) months following the grant date, with an additional 1/48 of such shares vesting at the end of each monthly period thereafter.

           3. Accelerated Vesting of Options on account of a "Change of Control". During the first year of Executive's employment, if the Company enters into a "Change of Control" Transaction as defined in Section 3(d), then fifty percent (50%) of all options held by Executive as of the date of completion of the Change of Control Transaction shall become fully vested and exercisable. If Executive has completed one year of service with the Company, prior to a "Change of Control" of the Company, 75% of all options held by Executive shall become fully vested and exercisable. If such one year of service is completed subsequent to a "Change of Control" of the Company that occurred during Executive's service with the Company, 75% of all options held by Executive at the time of the "Change of Control" shall become fully vested and exercisable. If Executive has completed two years of service with the Company, prior to a "Change of Control" of the Company, 100% of all options held by Executive shall become fully vested and exercisable. If such two years of service is completed subsequent to a "Change of Control" of the Company that occurred during Executive's service with the Company, 100% of all options held by Executive at the time of the "Change of Control" shall become fully vested and exercisable. Notwithstanding anything in the agreement to the contrary, if the Executive terminates his employment in an "Eligible Termination," as defined in Section 3(a), following a "Change of Control" of the Company, 100% of all options held by Executives as of the "Eligible Termination Date," as defined in Section 3(b), shall become fully vested and exercisable.

               (a) "Eligible Termination" means any termination within eighteen months (18) of a Change of Control of the Company (other than for disability or death) of a Covered Executive's employment (i) by the Company for any reason other than Cause; or (ii) by the Covered Executive for Good Reason.

               (b) "Eligible Termination Date" means the effective date of a Covered Executive's Eligible Termination.

               (c) "Good Reason" means the Company has, without the written consent of the Covered Executive: (i) Reduced the powers, duties or title of the Covered Executive; (ii) Reduced the Covered Executive's base salary; or (iii) Required the Covered Executive to relocate his or her principal place of business by more than 40 miles from its location immediately prior to the Change of Control.

               (d) "Change of Control" means any of the following events shall have occurred: (i) The consummation of a merger or consolidation of the Company with

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or into another entity or any other corporation reorganization, 50% or more of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; (ii) A change in the composition of the Board of Directors, as a result of which 50% or less of the incumbent directors are directors who either (a) had been directors of the Company 24 months prior to such change; or (b) were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or (iii) Any "person" (as such term is used in Section 13(d) and Section 14 of the Exchange Act) that by the acquisition of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "Base Capital Stock"), except that any change in the relative beneficial ownership of the Company's securities resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company. Thus, for example, any person who owns less than 40% of the Company's outstanding shares, shall cause a Change of Control to occur as of any subsequent date if such person then acquires an additional interest in the Company which, when added to the person's previous holdings, causes the person to hold more than 50% of the Company's outstanding shares.

Notwithstanding the foregoing, the term "Change of Control" shall not include a transaction, the sole purpose of which is to change the state of the Company's incorporation.

           4.  Other Employment Benefits.

               (a) Business Expenses. Upon submission of itemized expense statements in accordance with the policies and procedures established by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement.

               (b) Benefit Plans. Executive shall be entitled to participate in the Company's medical, dental and vision plans, life and disability insurance plans and retirement plans pursuant to their terms and conditions. Executive shall be entitled to participate in any other benefit plan offered by the Company to its employees during the term of this Agreement. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time.

               (c) Vacation. Executive shall receive four (4) weeks of annual paid vacation in accordance with Company policy during the term of this Agreement, as long as the scheduling of Executive's vacation does not interfere with the Company's normal business operations.

               (d) Relocation Assistance. Specific benefits to assist Executive in moving from Weston, Connecticut, to the Bay Area shall include: (i) The shipment of Executive's household goods payable against receipts. (ii) The storage of Executive's household goods, after arrival in the Bay Area, up to 60 days, which may be extended with Company approval if necessary. (iii) Reimbursement for travel for Executive and family when starting employment and when moving to the Bay Area permanently. (iv) Company will pay for two round trips for Executive and family, including reasonable lodging and meal costs for up to ten days, for the purpose of locating a new residence. (v) Upon Executive's arrival in the Bay Area, Company will provide temporary lodging for Executive and family for up to 60 days; temporary living expenses may be extended with Company approval if necessary. Company will reimburse Executive reasonable commuting expenses if Executive's family does not move to the Bay Area

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within 5 months of Executive's date of hire. (vi) Company will reimburse
Executive for normal closing costs and real estate broker's commission on the sale of Executive's current home; Company will reimburse Executive for normal closing costs on the purchase of a home in the Bay Area. (vii) In the event Executive ceases to be employed by Deltagen due to resignation or termination for "Cause", as defined in Section 5(d), within the first year of his employment, the relocation benefits paid according to Sections 4(d) i-vi above will be repaid by Executive no later than his last day of employment. (viii) Any amount paid by Deltagen, Inc. for Executive, either directly or indirectly, as payment or reimbursement of expenses for a move from one residence to another that is attributable to employment must be included in his gross income as compensation for services. Therefore, as a partial offset for this extra tax liability, Deltagen will provide Executive with a tax allowance of 43% on taxable items. Before the end of the calendar year Executive will receive a statement from the Company summarizing his relocation expense reimbursements and identifying the amounts that must be included on Executive's W-2 form, the amounts subject to withholding taxes, and the amount of any applicable tax allowance. It will also indicate the date that his payroll check will be affected by application of the tax allowance and required withholdings.

               (e) Home Loan. Company will provide Executive a home loan of up to $630,000 ("Loan"), the terms of which shall be governed by a certain separate Loan Agreement dated June 24, 2002 and not by this Agreement. In part, the Loan will bear interest at an annual rate equal to the rate announced by J.P. Morgan Chase & Co., Inc. as its Prime Rate. The amount of $552,000 for the Loan and the interest on that portion of the Loan will be forgiven at the end of five years of continued employment. The amount of $78,000 will be due to be repaid with interest at the end of five years of continued employment. Executive will be fully responsible for the taxes due related to the Loan and interest on the Loan. The Loan will be secured by a Second Deed of Trust in Deltagen's name. If Executive ceases to be employed by Deltagen due to voluntary resignation or termination for "Cause", the Loan will become interest-bearing at prime plus 2% and will be due within a reasonable period not to exceed six months. If Executive is terminated for any other reason, the Loan will be forgiven.

           5.  Term and Termination of Employment.

               (a) Term of Employment. Unless otherwise terminated by the Company in accordance with this Agreement, the term of Executive's employment with the Company under this Agreement shall commence on Executive's date of hire and shall continue until the five (5) year anniversary thereof (the "Initial Term"). At the end of the Initial Term, the Employment Term shall thereafter be extended for successive additional one (1) year periods unless either the Company or the Executive gives the other party written notice at least ninety
(90) days prior to the end of the Initial Term or any then current additional term. The Initial Term plus any additional term shall be referred to as the "Employment Term".

               (b) Termination Upon Death of Executive. The Employment Term shall terminate automatically upon the death of Executive. In such event, the Company shall pay to Executive's beneficiaries or his estate, as the case may be, any accrued Base Salary, any bonus compensation to the extent awarded by the Company's Board of Directors, any vested deferred compensation (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination (collectively "Accrued Compensation"), but no other compensation or reimbursement of any kind, including, without limitation, severance compensation, and thereafter, the Company's obligations hereunder shall terminate.

               (c) Termination Upon Disability of Executive. If Executive is prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than 180 days in the aggregate in any 365-day period, then, to the extent permitted by law, the Company may terminate the employment on the 180th day of such incapacity. In such event, the Company

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shall pay to Executive all Accrued Compensation, shall continue to pay to
Executive the Base Salary then in effect until such time as Executive shall become entitled to receive disability insurance payments under the long-term disability insurance policy maintained by the Company, and all other obligations of the Company hereunder shall terminate.

               (d) Termination For Cause. Notwithstanding anything herein to the contrary, the Company may terminate Executive's employment hereunder for Cause for any one of the following reasons: (i) any intentional action or intentional failure to act by Employee which was performed in bad faith and to the material detriment of the Company; (ii) Employee intentionally refuses or intentionally fails to act in accordance with any lawful and proper direction or order of the Company; (iii) Employee willfully and habitually neglects the duties of employment; or (iv) Employee is convicted of a felony crime. Upon termination of Executive's employment with the Company for Cause, the Company shall be under no further obligation to Executive, except to pay all accrued but unpaid Base Salary and accrued vacation to the date of termination thereof. Upon termination for Cause, Executive shall be deemed to have resigned from the Board of Directors of the Company if he is a director.

               (e) Termination Without Cause. The Company may terminate Executive's employment hereunder at any time without Cause, provided, however, that Executive shall be entitled to severance pay in the amount of twelve (12) months of Base Salary in addition to accrued but unpaid Base Salary, accrued vacation, and the guaranteed portion of Executive's bonus, which is 30% of Base Salary; provided that Executive executes that form of Release attached as Exhibit A hereto.

               (f) Cooperation. After notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

           6. Employee's Proprietary Information and Inventions Agreement. Executive is simultaneously executing an Employee's Proprietary Information and Inventions Agreement (the "Employee's Proprietary Information and Inventions Agreement"). The obligations under the Employee's Proprietary Information and Inventions Agreement shall survive termination of this Agreement for any reason.

           7. Exclusive Employment. During employment with the Company, Executive will not do anything to compete with the Company's present or contemplated business, nor will Executive plan or organize any competitive business activity. Executive will not enter into any agreement which conflicts with his duties or obligations to the Company. As set forth in Sections 1(b) and
(c) above, Executive may provide the consulting services set forth in his June 26, 2002 agreement with Elan to the extent such consulting services do not detract from or interfere with Executive's efforts, duties and obligations to the Company, and Executive represents and warrants that the consulting services he will be providing to Elan will not be competitive with the business activities of the Company, and the Company is relying upon such representation and warranty in agreeing to permit Executive to perform consulting services for Elan. Executive will not, during his employment or within one (1) year after it ends, without the Company's express written consent, directly or indirectly, solicit or encourage any employee, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

           8. Assignment and Transfer. Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Company's assets, any corporate successor to Company or any assignee thereof.

           9. No Inconsistent Obligations. Executive is aware of no obligations, legal or

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otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that he or she has returned all property and confidential information belonging to all prior employers.

           10. Employee Acknowledgment. Employee acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

           11. Miscellaneous.

               (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

               (b) Entire Agreement. Except with respect to the Stock Option Plan and Stock Option Agreement referenced in Section 2(c), this Agreement, together with the attached exhibits and the Employee's Proprietary Information and Inventions Agreement, contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof. Each of the parties acknowledges that it has not relied on any promise, representation or warranty, expressed or implied, not contained in this Agreement.

               (c) Amendment. This Agreement may be amended only by a writing signed by Executive and by a representative of the Company duly authorized by the Board of Directors.

               (d) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

               (e) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

               (f) Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

               (g) Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

               (h) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing and, if and when sent by certified or registered mail, with postage prepaid, to Executive's residence (as noted in the Company's records), or to the Company's principal office, as the case may be.

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               (i) Assistance in Litigation. Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for compensation equivalent to Executive's hourly rate of pay based upon Executive's Base Salary at termination of employment.

               (j) Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, either during the existence of the employment relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be resolved by arbitration in Santa Clara County, California. Such arbitration shall be conducted in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association (but the arbitration shall be in front of an arbitrator appointed by JAMS/Endispute ("JAMS")), with the following exceptions if in conflict: (i) one arbitrator shall be chosen by JAMS; (ii) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator(s), together with other expenses of the arbitration incurred or approved by the arbitrator(s); and (iii) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS' rules and regulations) of the proceedings has been given to such party. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be resolved in this manner in lieu of any action at law or equity; provided, however, that nothing in this Section 13(j) hereof shall be construed as precluding the Company from bringing an action for injunctive relief or other equitable relief or relief under the Employee's Proprietary Information and Inventions Agreement. The arbitrator shall not have the right to award punitive damages, consequential damages, lost profits or speculative damages to either party. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the Company. The arbitrator(s) shall be required to follow applicable law.

           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the dates set forth below.

DELTAGEN, INC.                               EXECUTIVE:


By: /s/ William Matthews                    /s/ Michael T. Sember
   --------------------------------------   ------------------------------------
Name:  William Matthews                      Name: Michael T. Sember
Title: Chairman and Chief Executive Officer

Date: July 30, 2002                          Date: July 30, 2002
     ------------------------------------         ------------------------------

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                                    EXHIBIT A

                                 GENERAL RELEASE

                  The undersigned (hereinafter, the "Terminated Employee") hereby releases, discharges and acquits Deltagen, Inc. (the "Company"), its agents, employees, shareholders, directors, officers, successors, attorneys and assigns (collectively, "Releasees") from any and all claims, demands, liabilities or causes of action, known or unknown, against Releasees or any of them, which Terminated Employee now owns or holds or will own or hold at any time in the future, by reason of any action, matter, cause or thing whatsoever related to the termination of the Terminated Employee's employment with the Company or in any way related to the employment relationship between the Terminated Employee and the Company and/or arising out of the termination of that employment or relationship, including but not limited to any and all claims pursuant to the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. and any other applicable law, statute, code or ordinance. It is the intention of the Terminated Employee in executing this General Release that the general release provided for herein shall be effective as a bar to each every claim, demand and cause of action hereinabove specified, and shall extend to claims that the Terminated Employee does not know or suspect to exist in his favor at the time of executing this General Release, which if known by the Terminated Employee might have materially affected his entering into this General Release. It is the further intention of the Terminated Employee in executing this General Release to waive California Civil Code Section 1542 and any other provision of any other state's or jurisdiction's law or laws of a similar nature or with similar effect. California Civil Code Section 1542 provides as follows:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

                  The Terminated Employee acknowledges that he is aware that he may hereafter discover facts different from or in addition to those he now knows or believes to be true with respect to the matters herein released and the Terminated Employee agrees that this General Release shall be and remain in effect in all respects as a complete general release notwithstanding any such different or additional facts.

                  The Terminated Employee acknowledges that he has been advised to consult with an attorney prior to signing this General Release and that he has in fact consulted with an attorney, that the Terminated Employee understands that he is not waiving any claims which may arise after the date of this Release, that the Terminated Employee has been given a period of at least 21 days in which to consider whether to enter into this Release, and that, if required by law, the Terminated Employee is entering into this Release of his own free will.

                  The Terminated Employee further acknowledges and understands that he, if he is 40 years of age or older, may revoke this General Release within 7 days from the date it is executed by him and that this General Release shall not become effective or enforceable until that 7-day period has expired. Such a revocation must be transmitted to the Vice President of Human Resources of the Company in writing. Such a revocation will immediately void all of the promises and obligations set forth in this General Release and any obligations of the Company to Employee pursuant to the terms of that Employment Agreement dated April 22, 2002, between the Company and the Terminated Employee, including but not limited to any of the Company's obligations to remit the sums set forth therein.

                                ________________________________________________
                                          [Name of Terminated Employee]